Exhibit 99.1

FOR IMMEDIATE RELEASE

Investor Contact:Michael J. Rockenbach	Press Contact: Robin Austin
Chief Financial Officer	Sr. Manager, Public Relations
(714) 885-3695	(714) 885-3462

Emulex Corporation Calls for Redemption of Convertible Subordinated Notes

     COSTA MESA, Calif., January 27, 2005 — Emulex Corporation (NYSE:ELX), the industry’s preeminent source for a broad range of advanced storage networking infrastructure solutions, announced today it has called for the full redemption on February 22, 2005 of its outstanding 1.75% Convertible Subordinated Notes due February 1, 2007 (the “Notes”). The aggregate principal amount outstanding of the Notes is $16,968,000. The CUSIP numbers for these notes are 292475 AA 8 /292475 AB 6.

     Prior to 5:00 p.m. Eastern Time, on February 18, 2005, holders may convert their Notes into shares of Emulex common stock at a price of $53.84 per share, or approximately 18.574 shares of Emulex common stock per $1,000 principal amount of the Notes. Cash will be paid in lieu of fractional shares. On January 26, 2005, the closing price of Emulex common stock on the New York Stock Exchange was $16.00 per share.

     Alternatively, holders may have their Notes redeemed at a redemption price of $1,004.375 per $1,000 principal amount of Notes, plus accrued interest to the date of redemption. Any Notes not converted on or before 5:00 p.m. Eastern Time, on February 18, 2005, will be automatically redeemed on February 22, 2005, after which interest will cease to accrue.

     A Notice of Redemption is being mailed by the trustee for the Notes, U.S. Bank, National Association, to all registered holders of the Notes. Copies of the Notice of Redemption and additional information relating to the procedure for redemption may be obtained from U.S. Bank, National Association, West Side Flats Operations Center, 60 Livingston Ave., St. Paul, Minnesota 55107, Attention: Specialized Finance.

     This announcement is neither an offer to sell nor a solicitation of an offer to purchase any of the Notes and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale is unlawful.

About Emulex

     Emulex Corporation delivers a broad range of intelligent building blocks for next generation storage networking systems. Emulex ranked number 16 in the Deloitte 2004 Technology Fast 50 and most recently received recognition as one of Forbes 200 Best Small Companies.

     The world’s leading server and storage providers rely on Emulex HBAs, embedded storage switching and I/O controller products to build reliable, scalable and high performance storage solutions. The Emulex award-winning product families, including its LightPulse™ HBAs and InSpeed™ embedded storage switching products, are based on internally developed ASIC, firmware and software technologies, and offer customers high performance, scalability, flexibility and reduced total cost of ownership. The company’s products have been selected by the world’s leading server and storage providers, including Dell, EMC, Fujitsu Ltd., Fujitsu Siemens, Bull, HP, Hitachi Data Systems, IBM, NEC, Network Appliance, Quantum Corp., StorageTek, Sun Microsystems, Unisys and Xyratex. In addition, Emulex includes industry leaders Brocade, Computer Associates, Intel, McDATA, Microsoft and VERITAS among its strategic partners. Corporate headquarters are located in Costa Mesa, California. News releases and other information about Emulex Corporation are available at http://www.emulex.com.

EMULEX | We network storage

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: With the exception of historical information, the statements set forth above include forward-looking statements that involve risk and uncertainties. The company wishes to caution readers that a number of important factors could cause actual results to differ materially from those in the forward-looking statements. Those factors include the rapidly changing nature of technology, evolving industry standards and frequent introductions of new products and enhancements by competitors; fluctuation in the growth of Fibre Channel and IP markets; changes in economic conditions or changes in end-user demand for technology solutions; fluctuations or delays in customer orders; the highly competitive nature of the markets for Emulex’s products; Emulex’s ability to gain market acceptance for its products; the company’s ability to attract and retain skilled personnel; the company’s reliance on third-party suppliers. These and other factors which could cause actual results to differ materially from those in the forward-looking statements are also discussed in the company’s filings with the Securities and Exchange Commission, including its recent filings on Forms 8-K, 10-K and
10-Q.

# # #